Exhibit 2.3

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment No. 2”) is executed as of January 31, 2013, by and among RENEW RESOURCES, LLC, a South Carolina limited liability company (“Seller”), TODD M. BERNARD, an individual (the “Selling Principal”), and GLYECO ACQUISITION CORP. #5, an Arizona corporation (“Buyer”), collectively referred to as the “Parties.”

RECITALS

A.
The Parties executed an Asset Purchase Agreement (the “Agreement”) on October 3, 2012, pursuant to which Buyer agreed to purchase Seller’s Business and substantially all of Seller’s assets and properties related to such Business.

B.	The Parties executed an Amendment No. 1 to Asset Purchase Agreement (the “Amendment No. 1”) on October 26, 2012, in which minor procedural amendments were made to the Agreement.

C.	The Parties desire to further amend and supplement the Agreement as set forth below.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

2.	Amendments to the Agreement.

a.	Amendment to Schedule 3.3 of the Agreement. Schedule 3.3 of the Agreement is hereby replaced with the allocation of the purchase price provided in the Exhibit attached hereto.

3.	No Other Amendments. All other terms of the Agreement shall remain unchanged and in full force and effect.

4.
Other Actions Necessary.  At the reasonable request of one of the parties hereto, the other party shall execute any other documents or take any other reasonable actions necessary to effectuate this Amendment No. 2.

5.	Exhibit Incorporation. The Exhibit attached to this Amendment No. 2 is hereby incorporated into and made a part of the Agreement.

6.	Binding Effect. This Amendment No. 2 shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

7.	Amendments, Changes, and Modifications. This Amendment No. 2 may not be amended, changed, modified, altered, or terminated without the prior written consent of all of the parties hereto.

8.	Severability. In the event that any provision of this Amendment No. 2 is deemed unenforceable, all other provisions shall remain in full force and effect.

9.
Governing Law.  This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary.

10.	Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 as of the first date above.

SELLER:

RENEW RESOURCES, LLC, a South Carolina limited liability company

By: /s/Todd Bernard

Name:

Title:

SELLING PRINCIPAL:

TODD BERNARD, an individual

BUYER:

GLYECO ACQUISITION CORP. #5, an Arizona corporation

By: /s/John Lorenz

John d’Arc Lorenz, II, President